Schedule 14A

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement – 2018 Annual Meeting of Stockholders
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☐	Soliciting Material Pursuant to § 240.14a-12

NATURAL HEALTH TRENDS CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NATURAL HEALTH TRENDS CORP.
609 DEEP VALLEY DRIVE, SUITE 395
ROLLING HILLS ESTATES, CALIFORNIA 90274

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 10, 2018

To the Stockholders of Natural Health Trends Corp.:

The 2018 annual meeting of stockholders of Natural Health Trends Corp. (the “Company”) will be held on May 10, 2018, beginning at 9:00 a.m. local time, at Hong Kong Gold Coast Hotel, 1 Castle Peak Road, Gold Coast, Hong Kong. At the meeting, the holders of the Company’s outstanding common stock will act on the following matters:

•	Election of five (5) directors to the Board of Directors of the Company to serve until the next annual meeting of the Company’s stockholders;

•	Advisory vote on approval of the compensation of the Company’s named executive officers; and

•	Ratification of the appointment of Marcum LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2018.

All holders of record of shares of the Company’s common stock at the close of business on March 12, 2018 are entitled to vote at the meeting and any postponements or adjournments of the meeting.

We are using Securities and Exchange Commission rules that allow the Company to furnish proxy materials on the Internet to stockholders of the Company. Consequently, stockholders will not automatically receive paper copies of our proxy materials. We are instead sending to stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and Annual Report on Form 10-K, and for voting via the Internet. The electronic delivery of our proxy materials will reduce our printing and mailing costs and any environmental impact.

The Notice of Internet Availability of Proxy Materials identifies the date, time and location of the annual meeting; the matters to be acted upon at the meeting and the Board of Directors’ recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a website where shareholders can request a paper or e-mail copy of our proxy materials, including our Annual Report on Form 10-K, proxy statement and a proxy card, free of charge.

By Order Of The Board Of Directors,
/s/ Timothy S. Davidson
March 28, 2018	Timothy S. Davidson Chief Financial Officer, Senior Vice President and Corporate Secretary

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE EXERCISE YOUR VOTING RIGHTS. THIS PROXY STATEMENT IS FIRST BEING MADE AVAILABLE TO THE COMPANY’S STOCKHOLDERS ON OR ABOUT MARCH 28, 2018.

TABLE OF CONTENTS

Page
ABOUT THE MEETING	1
What is the purpose of the meeting?	1
Who is entitled to vote at the meeting?	1
What are the voting rights of the holders of the Company’s common stock?	1
Who can attend the meeting and where is it being held?	1
What constitutes a quorum?	1
Why did I receive a Notice of Internet Availability regarding proxy materials this year instead of a full set of proxy materials?	1
How can I elect the manner in which I will receive proxy materials in the future?	2
How do I vote?	2
Can I change my vote or revoke my proxy?	2
What are the Board of Directors’ recommendations?	2
What vote is required to approve each item?	3
What types of expenses will the Company incur?	3

STOCK OWNERSHIP	4
Who are the owners of the Company’s stock?	4
What is the status of Section 16(a) beneficial ownership reporting compliance?	5

GOVERNANCE OF THE COMPANY	5
Who are the current members of the Board of Directors and on which committees do they serve?	5
Who is the Chairman of the Board of Directors?	5
Which directors are considered independent?	5
How often did the Board of Directors meet during fiscal 2017?	6
What is the role of the Board of Directors’ Audit, Compensation and Nominating and Corporate Governance Committees?	6
What is the Board of Directors’ role in risk oversight?	7
How are directors compensated?	7
How do stockholders communicate with the Board of Directors?	8
Does the Company have a Code of Ethics?	8
What are the Company’s policies and procedures for handling related party transactions?	8
Certain Relationships and Related Transactions—What related party transactions requiring disclosure involved directors, executive officers or significant stockholders?	8
Are there any pending legal proceedings involving the Company and its executive officers and directors?	9

EXECUTIVE OFFICERS	9

REPORT OF THE AUDIT COMMITTEE	10

EQUITY COMPENSATION PLAN INFORMATION	11

COMPENSATION OF NAMED EXECUTIVE OFFICERS AND DIRECTORS	11
Compensation Discussion and Analysis	11
Report of the Compensation Committee	18

Risk Analysis of Compensation Policies and Programs	18
Summary Named Executive Officer Compensation Information	19
Grants of Plan-Based Awards	20
Named Executive Officer Compensation Arrangements	20
Vesting of Restricted Stock in 2017	21
Outstanding Equity Awards at December 31, 2017	21
Potential Payments and Benefits Upon Termination or Change of Control	22
Pay Ratio Disclosure	25
Director Compensation	26
Compensation Committee Interlocks and Insider Participation	26

ITEM ONE: ELECTION OF DIRECTORS	26
Biographical Summaries of Nominees for the Board of Directors	27

ITEM TWO: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS	28

ITEM THREE: RATIFICATION OF THE APPOINTMENT OF MARCUM LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2018	28

Change in Audit Firms	28
Audit and Other Professional Fees	29
Pre-approval Policies and Procedures for Audit and Non-Audit Services	29

OTHER MATTERS	30

ADDITIONAL INFORMATION	30
Stockholder Proposals for the 2019 Annual Meeting of Stockholders	30
Annual Report	30

HOUSEHOLDING INFORMATION	31

NATURAL HEALTH TRENDS CORP.
609 Deep Valley Drive, Suite 395
Rolling Hills Estates, California 90274

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of stockholders of Natural Health Trends Corp. (“the Company”, “we”, “our” or “us”) to be held on May 10, 2018 beginning at 9:00 a.m. local time, at Hong Kong Gold Coast Hotel, 1 Castle Peak Road, Gold Coast, Hong Kong, and at any postponements or adjournments thereof. This proxy statement is first being made available to stockholders on or about March 28, 2018.

ABOUT THE MEETING

What is the purpose of the meeting?

At the annual meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders included with this proxy statement.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on March 12, 2018, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

What are the voting rights of the holders of the Company’s common stock?

Each outstanding share of the Company’s common stock will be entitled to one vote on each matter considered at the meeting. Cumulative voting in the election of directors is prohibited by the Company’s certificate of incorporation.

Who can attend the meeting and where is it being held?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. The meeting is being held at the location identified above. To obtain directions to attend the meeting in person, please contact the Company at 310-541-0888.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the stock outstanding on the record date will constitute a quorum, permitting the stockholders to act upon the matters outlined in the Notice of Annual Meeting of Stockholders. As of the record date, 11,376,092 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 5,688,047 shares of common stock will be required to establish a quorum.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

Why did I receive a Notice of Internet Availability regarding proxy materials this year instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet to our stockholders. Accordingly, a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) was or will be sent to many of our stockholders providing notice of the annual meeting and enabling stockholders to access our proxy materials on the website referred to in the Notice of Internet Availability or request to receive free of charge a printed set of the proxy materials, including the Notice of Annual Meeting, our 2017 Annual Report on Form 10-K, this proxy statement and a proxy card. Instructions on how to access the proxy materials over the Internet or to request a printed copy are set out in the Notice of Internet Availability. Those stockholders that previously requested to receive our proxy materials in printed or electronic form will receive such proxy materials in lieu of the Notice of Internet Availability.

How can I elect the manner in which I will receive proxy materials in the future?

All stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by following the instructions in the Notice of Internet Availability or proxy materials. The Company encourages stockholders to take advantage of the availability of the proxy materials on the Internet in order to help reduce printing and mailing costs and any environmental impact.

How do I vote?

By Mail:	If you request to receive proxy materials in printed form by mail, you may complete and properly sign the accompanying form of proxy card and return it to the indicated address.

In Person:
If you are a registered stockholder and attend the meeting, you may vote in person at the meeting. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you must obtain a valid legal proxy from your broker, bank or other agent to vote in person at the meeting.

Via Internet:	Log on to http://www.proxyvote.com and follow the on-screen instructions.

Note:
Please also refer to the specific instructions set forth in the Notice of Internet Availability or, if you requested to receive our proxy materials in printed or electronic form, in the proxy materials.

Can I change my vote or revoke my proxy?

Yes. You can change your vote or revoke your proxy. If you are a registered stockholder, you may revoke your proxy in any one of four ways.

•
You may send a written notice that you are revoking your proxy to the Company’s Corporate Secretary at Natural Health Trends Corp., 609 Deep Valley Drive, Suite 395, Rolling Hills Estates, 90274, Attention: Timothy S. Davidson.

•	You may timely grant another proxy via the Internet.

•	You may submit another properly completed proxy card with a later date.

•	You may attend the annual meeting and vote in person. Simply attending the annual meeting will not, by itself, revoke your proxy.

Your most current proxy, whether submitted by proxy card, via the Internet, or in person, is the one that is counted.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.

What are the Board of Directors’ recommendations?

Unless you give other instructions on your returned proxy, the persons named as proxy holders on the proxy will vote in accordance with the recommendations of the Board of Directors. The Board of Directors’ recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board of Directors recommends a vote:

•	for election of the nominated slate of Directors (see Item One);

•	for approval of the compensation of the Company’s named executive officers (see Item Two); and

•	for ratification of the appointment of Marcum LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2018 (see Item Three).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of Directors. A properly executed proxy marked “Withhold Authority” with respect to the election of all Directors will not be voted with respect to the Directors, although it will be counted for purposes of determining whether there is a quorum.

Compensation of the Company’s Named Executive Officers. The affirmative vote of holders of a majority of the shares represented in person or by proxy and entitled to vote at the annual meeting will be required for approval, on an advisory, non-binding basis, of the compensation of the executive officers named in the Summary Compensation Table set forth in this proxy statement (the “named executive officers”) (Item Two). A properly executed proxy marked “Abstain” with respect to Item Two will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote for such item.

Ratification of Independent Registered Public Accounting Firm. For the ratification of the appointment of Marcum LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2018, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item at the annual meeting will be required for approval. A properly executed proxy marked “Abstain” will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote for such item.

What types of expenses will the Company incur?

The expense of preparing, printing and mailing proxy materials and the Notice of Internet Availability, as well as all expenses of soliciting proxies, will be borne by the Company. In addition to the use of the mails, proxies may be solicited by officers and directors and regular employees of the Company, without additional remuneration, by personal interviews, telephone, telegraph or facsimile transmission. The Company may elect to engage a proxy solicitation firm to solicit stockholders to vote or grant a proxy with respect to the proposals contained in this proxy statement. The Company will request brokers, banks, nominees, custodians, fiduciaries and other agents to forward proxy materials to the beneficial owners of shares of common stock held of record and will provide reimbursements for the cost of forwarding the material in accordance with customary charges.

STOCK OWNERSHIP

Who are the owners of the Company’s stock?

The following table shows the amount of the Company’s common stock beneficially owned (unless otherwise indicated) as of March 12, 2018 by (i) each stockholder known to us to be the beneficial owner of more than 5% of the Company’s common stock, (ii) each director or director nominee, (iii) each of the Company’s named executive officers and (iv) all executive officers and directors as a group. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and generally includes those persons who have voting or investment power with respect to the securities. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of the Company’s common stock beneficially owned by them.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Class (2)
Executive Officers and Directors:
Chris T. Sharng	478,574	(3)	4.2%
Timothy S. Davidson	232,642	(4)	2.0%
George K. Broady	866,423	(5)	7.6%
Yiu T. Chan	—		—
Kin Y. Chung	3,058		*
Randall A. Mason	252,733	(6)	2.2%
All executive officers and directors as a group (6 persons)	1,833,430	(7)	16.1%
Stockholders Beneficially Owning 5% or More
The Jane Eleanor Broady Irrevocable Trust	2,245,128	(8)	19.7%
Renaissance Technologies LLC	903,600	(9)	8.0%
_______________________

*	Less than 1% of the Company’s outstanding common stock.

(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Natural Health Trends Corp., 609 Deep Valley Drive, Suite 395, Rolling Hills Estates, California 90274.

(2)
Any securities not outstanding that are subject to conversion privileges exercisable within 60 days of March 12, 2018 are deemed outstanding for the purpose of computing the percentage of outstanding securities of the class owned by any person holding such securities, but are not deemed outstanding for the purpose of computing the percentage of the class owned by any other person in accordance with Item 403 of Regulation S-K promulgated under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and Rules 13(d)-3 of the Exchange Act, and based upon 11,376,092 shares of common stock outstanding as of March 12, 2018.

(3)	Includes 26,978 shares of restricted stock subject to vesting. Mr. Sharng shares voting and investment power over all shares with his wife.

(4)	Includes 11,780 shares of restricted stock subject to vesting.

(5)
All shares of stock are held by the George K. Broady 2012 Irrevocable Trust, of which Mr. Broady is the trustee and a beneficiary. The George K. Broady 2012 Irrevocable Trust has pledged 20,000 shares to secure a line of credit.

(6)	Includes 23,899 shares owned by Marden Rehabilitation Associates, Inc., an entity controlled by Mr. Mason.

(7)	Includes 38,758 shares of restricted stock subject to vesting.

(8)
Jane Eleanor Broady, the spouse of George K. Broady, is a beneficiary of The Jane Eleanor Broady 2012 Irrevocable Trust. The Jane Eleanor Broady 2012 Irrevocable Trust has pledged 1,980,000 shares to secure a line of credit.

(9)
The information regarding the beneficial ownership of Renaissance Technologies LLC (“RTC”) is based on the Schedule 13G filed jointly with Renaissance Technologies Holdings Corporation (“RTHC”) with the SEC on February 14, 2018. According to this Schedule 13G, RTHC owns a majority of RTC and therefore each of RTC and RTHC is deemed to have sole voting and dispositive power over all 903,600 common shares. The address for each of RTC and RTHC is 800 Third Avenue, New York, New York 10022.

What is the status of Section 16(a) beneficial ownership reporting compliance?

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on its review of the copies of such reports furnished to the Company during the fiscal year ended December 31, 2017 and thereafter, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were satisfied.

GOVERNANCE OF THE COMPANY

Who are the current members of the Board of Directors and on which committees do they serve?

The members of the Board of Directors on the date of this proxy statement and the committees of the Board of Directors on which they serve are identified below.

Director	Age	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
George K. Broady	79	—	—	—
Yiu T. Chan	51	M	C	M
Kin Y. Chung	78	M	M	M
Randall A. Mason	59	C	—	C
Chris T. Sharng	54	—	—	—

M = Member
C = Chairman

Who is the Chairman of the Board of Directors?

Mr. Mason has served as Chairman of the Board of Directors since March 2006. The Chairman of the Board of Directors organizes the work of the Board of Directors and ensures that the Board of Directors has access to sufficient information to enable the Board of Directors to carry out its functions, including monitoring the Company’s performance and the performance of management. In carrying out this role, the Chairman, among other things, presides over all meetings of the Board of Directors, establishes the annual agenda of the Board of Directors, established the agendas of each meeting in consultation with the President, and oversees the distribution of information to directors.

Which directors are considered independent?

The Board of Directors has adopted the requirements in Nasdaq Marketplace Rule 5605(a)(2) as its standard in determining the “independence” of members of its Board of Directors. The Board of Directors has determined that each of the following individuals who are nominated for election as a director qualifies as an “independent director” under this standard:

Yiu T. Chan
Kin Y. Chung
Randall A. Mason

In making its determination that Mr. Chan is independent, the Board considered that prior to being elected as a director Mr. Chan served as a consultant to the Company, but received no compensation for his brief service. In addition, with respect to Mr. Chung, the Board considered that prior to being elected as a director Mr. Chung was a consultant to the Company and, in such capacity, received far less compensation from the Company than that which would disqualify Mr. Chung from being considered “independent” under the Nasdaq Marketplace Rule referenced above. The Board of Directors has separately determined that each of Messrs. Chan, Chung, and Mason meets the criteria for independence set forth in Rule 10A-3(b)(1) promulgated under the Exchange Act, as required for service on the Audit Committee.

How often did the Board of Directors meet during fiscal 2017?

The Board of Directors met or acted by unanimous written consent a total of nine times during the fiscal year ended December 31, 2017, and each director attended at least seventy-five percent (75%) of these meetings. In addition, the members of the Board of Directors conducted regular meetings or conference calls with management, closely monitoring the progress of the Company’s business.

What is the role of the Board of Directors’ Audit, Compensation, and Nominating and Corporate Governance Committees?

Audit Committee. Mr. Mason serves as Chairman of the Audit Committee, and Messrs. Chan and Chung also serve as members of the Audit Committee. The Board of Directors has determined that each of Messrs. Mason, Chan and Chung is independent and satisfies the other criteria set forth in the Nasdaq Marketplace Rules for service on the Audit Committee. The Audit Committee has also determined that each of Messrs. Mason and Chan meets the Securities and Exchange Commission criteria of an “audit committee financial expert” and that each also meets the requirements of Nasdaq Marketplace Rule 5605 relating to financial oversight responsibility. The Audit Committee met or acted by unanimous written consent a total of five times during the fiscal year ended December 31, 2017.

The functions of the Audit Committee are set forth in the Audit Committee Charter as approved by the Board of Directors and as posted on our website at www.naturalhealthtrendscorp.com. In general, these responsibilities include meeting with the internal financial staff of the Company and the independent registered public accounting firm engaged by the Company to review (i) the scope and findings of the annual audit, (ii) quarterly financial statements, (iii) accounting policies and procedures and (iv) the internal controls employed by the Company. The Audit Committee is also directly and solely responsible for the appointment, retention, compensation, oversight and termination of the Company’s independent registered public accounting firm. The Audit Committee’s findings and recommendations are reported to management and the Board of Directors for appropriate action.

Compensation Committee. The Compensation Committee operates pursuant to a charter approved by the Board of Directors, a copy of which is posted on our website at www.naturalhealthtrendscorp.com. The members of our Compensation Committee are Messrs. Chan and Chung, with Mr. Chan serving as Chairman of the Compensation Committee. Each of the members of the Compensation Committee qualifies as an “independent director” within the meaning of the Nasdaq Marketplace Rules. The Compensation Committee is charged with responsibility to oversee our compensation policies and programs, including developing compensation, providing oversight of the implementation of the policies, and specifically addressing the compensation of our executive officers and directors, including the negotiation of employment agreements with executive officers. The Compensation Committee is not authorized to delegate to another body or person any of its responsibilities (other than to a subcommittee of the Compensation Committee), although it may seek compensation-related input from the Company’s management, consultants and other third parties. The Compensation Committee considers all elements of executive compensation together and utilizes the members’ experience and judgment in determining the total compensation opportunity and mix of compensation elements appropriate for each executive officer in light of the Company’s compensation objectives. The Compensation Committee periodically consults with our President, who makes recommendations to the Compensation Committee regarding compensation of our key employees, including that of the executive officers. Our President makes recommendations to the Compensation Committee regarding base salaries, and may recommend that the incentive compensation otherwise payable to an employee under the Company’s Sales Incentive Plan, Annual Incentive Plan or Long-Term Plan (as further described in this proxy statement) be increased or decreased. Notwithstanding the President’s participation in some of the Compensation Committee’s deliberations, all compensation determinations are made by the Compensation Committee. The Compensation Committee also annually evaluates compensation to be awarded to each of its non-employee directors, with a focus on monthly cash retainer payment arrangements, as well as whether annual performance justifies the award of discretionary cash or equity bonuses. Additional information with respect to the Compensation Committee and its processes and procedures may be found below under the caption “Compensation of Named Executive Officers and Directors.” The Compensation Committee met or acted by unanimous written consent a total of four times during the fiscal year ended December 31, 2017.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee (the “Nominating Committee”) operates pursuant to a charter approved by our Board of Directors, a copy of which is posted on our website at www.naturalhealthtrendscorp.com. The members of the Nominating Committee are Messrs. Mason, Chan and Chung, with Mr. Mason serving as Chairman of the Nominating Committee. Each of the members of the Nominating Committee qualifies as an “independent director” within the meaning of the Nasdaq Marketplace Rules. The Nominating Committee considers and makes recommendations to the Board of Directors with respect to the size and composition of the Board of Directors and identifies potential candidates to serve as directors. The Nominating Committee identifies candidates to the Board of Directors by introduction from management, members of the Board of Directors, employees or other sources and stockholders that satisfy the Company’s policy and Bylaw provisions regarding stockholder recommended candidates. The Nominating Committee does not evaluate director candidates recommended by stockholders differently than director candidates recommended by other sources. The Nominating Committee met or acted by unanimous written consent one time during the fiscal year ended December 31, 2017.

A stockholder wishing to nominate an individual for election to the Board of Directors or to otherwise submit a candidate for consideration by the Nominating Committee must comply with the advance notice provisions set forth in our Bylaws, which are generally described in this proxy statement under the caption “Additional Information - Stockholder Proposals for the 2019 Annual Meeting of Stockholders.” These provisions require the timely submission of information concerning the nominee or candidate, as well as information as to the stockholder’s ownership of our common stock.

In considering Board of Director candidates, the Nominating Committee takes into consideration the Company’s “New Director Candidates” factors (as set forth in the charter of the Nominating Committee), the Company’s policy regarding stockholder-recommended director candidates, as set forth above, and all other factors that they deem appropriate, including, but not limited to, the individual’s judgment, skill, diversity, integrity, and experience. In evaluating a candidate’s diversity, the Nominating Committee considers the candidate’s age, gender, ethnicity, and such other factors as it deems appropriate given the current needs of the Board of Directors and the Company to maintain a balance of knowledge, experience, background, and capability. In evaluating whether an incumbent director should be nominated for re-election to the Board of Directors, the Nominating Committee takes into consideration the same factors established for other director candidates and also takes into account the incumbent director’s performance as a member of the Board of Directors.

To date, the Nominating Committee has not received a candidate recommendation from any stockholder (or group of stockholders) that beneficially owns more than five percent of the Company’s common stock.

What is the Board of Directors’ role in risk oversight?

Our Board of Directors has responsibility for the oversight of risks that could affect the Company. This oversight is conducted primarily through the Board of Directors with respect to significant matters, including the strategic direction of the Company, and by the various committees of the Board of Directors in accordance with their charters. The Board of Directors continually works, with the input of its committees and of the Company’s management to assess and analyze the most likely areas of future risk for the Company. Directors also have complete and open access to all of our employees and are free to, and do, communicate directly with our management. In addition to our formal compliance efforts, the Board of Directors encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations.

How are directors compensated?

Our employee director did not receive compensation for his service as director. Information with respect to the compensation of the non-employee members of our Board of Directors is set forth below under the caption “Compensation of Named Executive Officers and Directors—Director Compensation.”

How do stockholders communicate with the Board of Directors?

Stockholders or other interested parties wishing to communicate with the Board of Directors, the independent directors as a group, or any individual director may do so in writing by sending an e-mail to compliance@nhtglobal.com, or by mail to Natural Health Trends Corp. at the address of its headquarters (609 Deep Valley Drive, Suite 395, Rolling Hills Estates, California 90274, Attention: Timothy S. Davidson). Complaints or concerns that appear to involve Mr. Davidson may be directed to the Chairman of the Audit Committee at audit.chair@nhtglobal.com; alternatively, any such complaints or concerns may be submitted anonymously at www.lighthouse-services.com/nhtglobal. Complaints or concerns relating to the Company’s accounting, internal accounting controls or auditing matters, and concerns regarding questionable accounting or auditing matters are referred to the Chairman of the Audit Committee. Other Board communications are referred to the Chairman of the Board of Directors, provided that advertisements, solicitations for periodical or other subscriptions, and similar communications generally are not forwarded. The Company held an annual stockholders meeting on May 4, 2017, and the Company does not, at this time, have a policy regarding director attendance at annual stockholder meetings.

Does the Company have a Code of Ethics?

The Company has a Worldwide Code of Business Conduct (the “Code”) that applies to its employees, officers (including our principal executive officer and principal financial officer) and directors, which is posted on the Company’s website at www.naturalhealthtrendscorp.com. The Code is intended to establish standards necessary to deter wrongdoing and to promote compliance with applicable governmental laws, rules and regulations, and honest and ethical conduct. The Code covers many areas of professional conduct, including conflicts of interest, financial reporting and disclosure, protection of Company assets and confidentiality. Employees have an obligation to promptly report any known or suspected violation of the Code without fear of retaliation. Waiver of any provision of the Code for executive officers and directors may only be granted by the Board of Directors and any such waiver or any modification of the Code relating to such individuals will be disclosed by the Company on its website at www.naturalhealthtrendscorp.com.

What are the Company’s policies and procedures for handling related party transactions?

The Company maintains policies and procedures for the review, oversight and approval of transactions between the Company and its directors, executive officers, significant stockholders, or members of any of their respective immediate families. Our policies and procedures, which are contained in our Worldwide Code of Business Conduct and the Charter of the Audit Committee, provide that any such transaction shall be prohibited, unless approved by the Audit Committee.

Certain Relationships and Related Transactions—What related party transactions requiring disclosure involved directors, executive officers or significant stockholders?

The Company is a party to several agreements and transactions with George K. Broady, a director of the Company and owner of more than 5% of its outstanding shares of common stock.

On April 29, 2015, the Company entered into a Royalty Agreement and License with Broady Health Sciences, L.L.C., a Texas limited liability company, (“BHS”) regarding the manufacture and sale of a product called Soothe™. The Company began selling this product in the fourth quarter of 2012 with the permission of BHS. George K. Broady is the owner of BHS. Under the agreement, the Company agreed to pay BHS a royalty of 2.5% of sales revenue in return for the right to manufacture (or have manufactured), market, import, export and sell this product worldwide. The Company recognized royalties of $3,400 payable to BHS under this agreement during 2017. The Company is not required to purchase any product under the agreement, and the agreement may be terminated at any time on 120 days’ notice. Otherwise the agreement terminates March 31, 2020.

In February 2013, the Company entered into a Royalty Agreement and License with BHS regarding the manufacture and sale of a product called ReStor™.  Under this agreement, the Company agreed to pay BHS a royalty of 2.5% of sales revenue in return for the right to manufacture (or have manufactured), market, import, export and sell this product worldwide, with certain rights being exclusive outside the United States. On April 29, 2015, the Company and BHS amended the Royalty Agreement and License to change the royalty to a price per unit instead of 2.5% of sales revenue. This provision was effective retroactive to January 1, 2015. The Company recognized royalties of $475,000 payable to BHS under this agreement during 2017. The Company is not required to purchase any product under the agreement, and the agreement may be terminated at any time on 120 days’ notice or, under certain circumstances, with no notice. Otherwise the agreement terminates March 31, 2020.

Are there any pending legal proceedings involving the Company and its executive officers and directors?

Yes. In January 2016, two putative securities class action complaints were filed against us and our top executives in the United States District Court for the Central District of California. On March 29, 2016, the Court consolidated these actions under the caption Ford v. Natural Health Trends Corp., Case No. 2:16-cv-00255-TJH-AFMx, appointed two Lead Plaintiffs, Mahn Dao and Juan Wang, and appointed the Rosen Law Firm and Levi & Korsinsky LLP as co-Lead Counsel for the purported class. Plaintiffs filed a consolidated complaint on April 29, 2016. The consolidated complaint purports to assert claims on behalf of all persons who purchased or otherwise acquired our common stock between March 6, 2015 and March 15, 2016 under (i) Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder against Natural Health Trends Corp., and Chris T. Sharng, Timothy S. Davidson and George K. Broady (together, the “Individual Defendants”), and (ii) Section 20(a) of the Securities Exchange Act of 1934 against the Individual Defendants. The consolidated complaint alleges, among other things, that we have been running an allegedly illegal multilevel marketing business in China and that we have made materially false and misleading statements regarding the legality of our business operations in China. The consolidated complaint seeks an indeterminate amount of damages, plus interest and costs. On June 15, 2016, we filed a motion to dismiss the consolidated complaint, which was denied on December 5, 2016. On February 17, 2017, we filed an answer to the consolidated complaint. On July 10, 2017, the Court entered a stipulation between the parties, postponing all deadlines and staying the case to allow the parties to engage in settlement discussions. On July 17, 2017, the parties reached an agreement in principle to settle the action. The proposed class-wide settlement of $1.75 million was submitted to the Court on October 3, 2017.  The Court entered an order preliminarily approving the settlement on November 17, 2017, which was amended on January 4, 2018.  Plaintiffs have provided notice to the settlement class in accordance with the amended order, and a final approval hearing is currently set for April 2, 2018.  If approved, the proposed settlement will be fully funded by our insurers. Defendants continue to believe that these claims are without merit and intend to vigorously defend against them if a settlement is not finalized and approved by the Court.

In addition, in February 2016 a purported shareholder derivative complaint was filed in the Superior Court of the State of California, County of Los Angeles: Zhou v. Sharng. In March 2016, a purported shareholder derivative complaint was filed in the United States District Court for the Central District of California: Kleinfeldt v. Sharng (collectively the “Derivative Complaints”). The Derivative Complaints purport to assert claims for breach of fiduciary duties, unjust enrichment, abuse of control, gross mismanagement and corporate waste against certain of our officers and directors. The Derivative Complaints also purport to assert fiduciary duty claims based on alleged insider selling and conspiring to enter into several stock repurchase agreements, which allegedly harmed us and our assets. The Derivative Complaints allege, among other things, that we have been running an allegedly illegal multilevel marketing business in China, that we have made materially false and misleading statements regarding the legality of our business operations in China, and that certain officers and directors sold common stock on the basis of this allegedly material, adverse non-public information. The Derivative Complaints seek an indeterminate amount of damages, plus interest and costs, as well as various equitable remedies. On February 1, 2017, pursuant to a stipulation among the parties, the Los Angeles Superior Court entered a stay of the Zhou action pending conclusion of the related federal class action in the United States District Court for the Central District of California: Ford v. Natural Health Trends Corp. A nearly identical stipulated stay was entered in the Kleinfeldt case on February 28, 2017. On November 10, 2017, the parties to both the Zhou and Kleinfeldt actions entered into a Memorandum of Understanding (“MOU”) to resolve both actions, subject to the negotiation of a written settlement agreement and approval by the federal court in the Kleinfeldt matter.  On November 15, 2017, the parties filed a joint status report and stipulation in the Zhou matter, alerting the court to the MOU and seeking to maintain the stay pending finalization and court approval of the parties’ tentative settlement.  The Zhou court entered an order continuing the stay on November 17, 2017. On March 9, 2018, the parties filed a Stipulation of Settlement and supporting papers in the Kleinfeldt action. On March 22, 2018, plaintiffs filed a motion for preliminary approval of the tentative settlement. The settlement is subject to both preliminary and final approval by the court. If approved, the proposed settlement will require certain corporate governance reforms and permit an award of up to $250,000 in attorneys’ fees to plaintiffs’ counsel, all of which will be fully funded by our insurers. Defendants continue to believe that these claims are without merit and intend to vigorously defend against them if the derivative settlement is not finalized and approved.

EXECUTIVE OFFICERS

Certain information concerning executive officers of the Company is set forth below:

Name	Age	Position(s) with the Company
Chris T. Sharng	54	President
Timothy S. Davidson	47	Chief Financial Officer, Senior Vice President and Corporate Secretary

Chris T. Sharng. Mr. Sharng has served as President of the Company since February 2007, and as a director since March 2012. He served as Executive Vice President and Chief Financial Officer of the Company from August 2004 to February 2007. Mr. Sharng also performed the functions of the principal executive officer of the Company from April 2006 to August 2006. From March 2006 to August 2006, Mr. Sharng served as a member of the Company’s Executive Management Committee, which was charged with managing the Company’s day-to-day operations while a search was conducted for a new chief executive officer for the Company. From March 2004 through July 2004, Mr. Sharng was the Chief Financial Officer of NorthPole Limited, a privately held Hong Kong-based manufacturer and distributor of outdoor recreational equipment. From October 2000 through February 2004, Mr. Sharng was the Senior Vice President and Chief Financial Officer of Ultrak Inc., which changed its name to American Building Control Inc. in 2002, a Texas-based, publicly traded company listed on The NASDAQ Stock Market that designed and manufactured security systems and products. From March 1989 through July 2000, Mr. Sharng worked at Mattel, Inc., most recently as the Vice President of International Finance. Mr. Sharng has an MBA from Columbia University and received his bachelor degree from National Taiwan University.

Timothy S. Davidson. Mr. Davidson has served as the Company’s Chief Financial Officer and Senior Vice President since February 2007, and as the Company’s Corporate Secretary since January 2014. He previously served as the Company’s Chief Accounting Officer from September 2004 to February 2007. From March 2001 to September 2004, Mr. Davidson was Corporate Controller for a telecommunications company, Celion Networks, Inc., located in Richardson, Texas. From February 2000 to February 2001, Mr. Davidson was Manager of Financial Reporting for another Dallas-based telecommunications company, IP Communications, Inc. From December 1994 through January 2000, Mr. Davidson was employed by Arthur Andersen, LLP, most recently as an Audit Manager. Mr. Davidson has a master degree in professional accounting from the University of Texas at Austin and received his bachelor degree from Texas A&M University at Commerce.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates this Report of the Audit Committee by reference therein.

We have reviewed and discussed the consolidated financial statements of the Company set forth at Item 8 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 with management of the Company and Marcum LLP (“Marcum”).

We have discussed with Marcum the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 61, “Communications with Audit Committees.”

We have received the written disclosures and the letter from Marcum required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and have also discussed with Marcum that firm’s independence. The Audit Committee has concluded that Marcum’s services provided to the Company are compatible with Marcum’s independence.

Based on our review and discussions with management of the Company and Marcum referred to above, we recommended to the Board of Directors that the consolidated financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States of America; that is the responsibility of management and the Company’s independent registered public accounting firm. In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and (ii) the reports of the Company’s independent registered public accounting firm with respect to such financial statements.

Members of the Audit Committee of the Board of Directors

Randall A. Mason (Chairman)
Yiu T. Chan
Kin Y. Chung

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding all compensation plans under which the Company’s equity securities were authorized for issuance as of December 31, 2017:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—	$—	2,393,873
Equity compensation plans not approved by security holders	—	$—	—
Total	—	$—	2,393,873

The foregoing securities remaining available for issuance were reserved under the Company’s 2016 Equity Incentive Plan.

COMPENSATION OF NAMED EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

The following discussion and analysis describes the Company’s compensation objectives and policies and each element of compensation awarded to the Company’s executive officers (its “named executive officers”) during 2017, who are:

•	Chris T. Sharng - President

•	Timothy S. Davidson - Chief Financial Officer, Senior Vice President and Corporate Secretary

Overview

The Company’s executive compensation program is designed to attract and retain executives who will lead the Company to achieve long-term success and growth in stockholder value. Consistent with that goal, the Company’s executive compensation is primarily based on company-wide performance to align the interests of its executive officers with those of its stockholders and is used to encourage executive officers to stay with the Company. The Company’s executive compensation program currently includes a mix of elements that rewards current results as well as motivates long-term performance through an appropriate balance of base salary pay and performance-based incentive compensation. The Company’s performance-based incentive compensation for its named executive officers may be earned under the Company’s Annual Incentive Plan (the “Annual Plan”), which provides incentives relative to superior current business results, and its 2014 Long-Term Incentive Plan (the “Long-Term Plan”), which motivates long-term performance and aligns business objectives with the interests of the Company’s stockholders. During 2017 the Compensation Committee made no significant changes to the Company’s executive compensation policies or to the structure of its executive compensation program, having taken into account, among other things, the fact that the holders of over 99% of the votes cast at the Company’s 2015 annual meeting of stockholders approved, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement for that annual meeting.

Financial Highlights

Although Company management improved the Company’s financial performance in the fourth quarter of 2017 over the third quarter of the year, the Company’s 2017 year-over-year financial performance did not meet the Company’s expectations.

The Company recorded the following key financial results for 2017:

•
For the year, the Company generated net sales of $197.6 million, compared to $287.7 million for 2016. Net income for the year was $23.6 million, or $2.09 per diluted share, compared to net income of $55.1 million, or $4.83 per diluted share, for 2016. Net income for 2017 was negatively affected by a one-time net charge of $12.5 million as a result of the Tax Cuts and Jobs Act of 2017.

•	Adjusted EBITDA for the year was $48.0 million, compared to $76.4 million for 2016.

The Company defines “Adjusted EBITDA” for purposes of both its Annual Plan and Long-Term Plan as net income before interest, taxes, depreciation expense, amortization expense, and incentive compensation expense.

Executive Compensation Actions

For 2017, the Compensation Committee took the following key actions with respect to the compensation of the named executive officers:

•	Made cash incentive awards under the Annual Plan based on the achievement of 60% of the target net sales performance goal and 60% of the target Adjusted EBITDA performance goal; and

•	Made cash and stock incentive awards under the Long-Term Plan based on the achievement of 60% of the target Adjusted EBITDA performance goal.

The Compensation Committee did not benchmark in 2017 the total compensation or any element of compensation for the named executive officers. It also did not apply a mechanical formula or target a specific amount relative to comparative data for any individual nor did it target a specific amount or relative weight for any component of compensation. The Compensation Committee has in the past reviewed and considered broad-based compensation survey data. The Compensation Committee considered all elements of compensation together and utilized the members’ experience and judgment in determining the total compensation opportunity and mix of compensation elements appropriate for each named executive officer in light of the Company’s compensation objectives.

The Compensation Committee periodically consults with our President, who makes recommendations to the Compensation Committee regarding compensation of our key employees, including that of the named executive officers. Our President makes recommendations to the Compensation Committee regarding base salaries, and may recommend that the incentive compensation otherwise payable to an employee under the Company’s Sales Incentive Plan, Annual Incentive Plan or Long-Term Plan (as described below) be increased or decreased. Notwithstanding the President’s participation in some of the Compensation Committee’s deliberations, all compensation determinations are made by the Compensation Committee.

Elements of Named Executive Officer Compensation

Base Salary

The Company provides base salaries to its named executive officers to compensate them for fulfilling their primary responsibilities to provide financial stability. With the recommendations and input of the Company’s President, the Compensation Committee periodically reviews, and adjusts as appropriate, base salaries for the named executive officers. The Compensation Committee did not change the annual base salary in 2017, as compared to 2016 of the Company’s President, Chris T. Sharng, to or of the Company’s Chief Financial Officer, Timothy S. Davidson. The base salaries paid to the named executive officers during the last three completed fiscal years are listed in the Summary Compensation Table in this proxy statement.

Incentive Compensation

Incentive compensation is a key component of our compensation strategy. The purpose of incentive compensation is to provide compensation that is variable, based on the achievement of performance goal targets established by the Compensation Committee. The Company’s employees, including its named executive officers, do not have a contractual right to receive a fixed incentive compensation payment for any fiscal year.

The Company maintains three incentive compensation plans, the Sales Incentive Plan (“Sales Plan”), the Annual Plan and the Long-Term Plan (collectively, the “Compensation Plans”). Within 90 days after the end of each fiscal year for the then-current annual performance period (the “First Fiscal Quarter”), the Compensation Committee establishes certain objective performance criteria to be used to determine amounts payable to participants under each Compensation Plan. At that time, the Compensation Committee also establishes the maximum amount that may be paid in the aggregate under all Compensation Plans for the then-current annual performance period, which is expressed as a percentage of the Company’s Adjusted EBITDA for the annual performance period (the “Adjusted EBITDA Cap”). During the First Fiscal Quarter, the Compensation Committee set the Adjusted EBITDA Cap for 2017 at 23.5%, where “Adjusted EBITDA” is defined in the same way as it is used as a performance goal established under the Annual Plan and Long-Term Plan. Finally, with the recommendation and input of the Company’s President, the Compensation Committee identifies those employees that will be eligible to participate in the Long-Term Plan, and for 2017 the Compensation Committee determined that a select group of employees, including the named executive officers, would be eligible to participate in the Long-Term Plan. All Company employees were eligible to participate in the Annual Plan for 2017, and all of the Company’s employees located in Greater China (Hong Kong, China and Taiwan) and some employees in other markets were determined to be eligible to participate in the Sales Plan.
The aggregate incentive compensation payable under all Compensation Plans is generally allocated 20% to the Sales Plan, 35% to the Annual Plan, and 45% to the Long-Term Plan, provided that the aggregate amount of all incentive compensation may not exceed the Adjusted EBITDA Cap. Inasmuch as incentive compensation under the Sales Plan is determined and paid on a quarterly basis, however, depending on performance under the Sales Plan the remaining allocations of aggregate incentive compensation available for award under the Annual Plan and Long-Term Plan may be adjusted. Incentive compensation awarded under the Sales Plan is determined based on a specified percentage of quarterly market net sales in excess of a stipulated base amount. Neither of the Company’s named executive officers participates in the Sales Plan, but both named executive officers participate in the Annual Plan and the Long-Term Plan.
In 2017, only a modest amount of incentive compensation, approximately $12,000, was earned and awarded under the Sales Plan. Further, as discussed below, because the performance goals under the Annual Plan and Long-Term Plan were not fully achieved, following the conclusion of 2017 the Compensation Committee determined in its discretion to reduce the aggregate amounts otherwise payable under those Compensation Plans, and awarded $2.0 million under the Annual Plan and $2.2 million under the Long-Term Plan for 2017. As a result, the aggregate incentive compensation awarded under all three Compensation Plans was well below the Adjusted EBITDA Cap, representing 8.7% of the Company’s Adjusted EBITDA for 2017.
Annual Plan. The Annual Plan provides participants with the opportunity to earn financial rewards for their role in supporting the Company’s efforts to meet its objectives based on the extent to which specified performance goals are achieved or exceeded for a given year. The Annual Plan is administered by the Compensation Committee and, as more fully detailed below, provides for cash incentive awards that are payable during the calendar year immediately following the conclusion of the annual performance period to which the awards relate.
In accordance with the terms of the Annual Plan, the Compensation Committee establishes during the First Fiscal Quarter of each year certain objective, non-discretionary performance criteria to be used to determine amounts payable to participants under the Annual Plan. For 2017, the Compensation Committee designated “Target” performance goals based on Company-wide annual net sales (“Net Sales”) and Adjusted EBITDA. Participants in the Annual Plan receive cash incentive compensation based proportionately on the extent to which the specified Target performance goals are achieved or exceeded, with no minimum or maximum levels of performance established for the award of incentive compensation (other than the aforementioned allocation of maximum aggregate incentive compensation under the Adjusted EBITDA Cap to the Annual Plan). Each participant’s share of the aggregate incentive compensation awarded under the Annual Plan is initially determined based on his or her “Base Salary Points Percentage,” as well as his or her established “Performance Goal Weighting” for each of the performance goals set by the Compensation Committee. A participant’s Base Salary Points Percentage is determined by calculating the proportion that the participant’s “Base Salary Points” bears to the aggregate amount of Base Salary Points of all participants in the Annual Plan, where a participant’s Base Salary Points are a function of the participant’s then-current base salary and an “Eligibility Percentage.” A participant’s Eligibility Percentage is determined by the Compensation Committee, and in general is based on the relative scope of the participant’s responsibilities and ability to impact the achievement of the Target performance goals. The Eligibility Percentages for the Company’s named executive officers have not varied in recent years, with Mr. Sharng having an Eligibility Percentage of 80% and Mr. Davidson having an Eligibility Percentage of 45%. Similarly, the Performance Goal Weightings for the named executive officers have not changed in recent years, with Mr. Sharng having Performance Goal Weightings of 75% for Net Sales and 25% for Adjusted EBITDA, while Mr. Davidson has Performance Goal Weightings of 60% for Net Sales and 40% for Adjusted EBITDA. These Performance Goal Weightings reflect the Compensation Committee’s judgment to place relatively greater emphasis on incentivizing Mr. Sharng to achieve the Net Sales performance goal, while placing relatively greater emphasis on incentivizing Mr. Davidson to achieve the Adjusted EBITDA performance goal.

For 2017, the Compensation Committee set the Net Sales performance goal Target at $330.0 million and the Adjusted EBITDA performance goal Target at $80.0 million. The Company did not fully achieve the Net Sales performance goal Target with 2017 actual Net Sales of $197.6 million, for a ratio of actual to Target Net Sales of 60%, and the Company did not fully achieve the Adjusted EBITDA performance goal Target of $80.0 million with actual Adjusted EBITDA of $48.0 million, for a ratio of actual to Target Adjusted EBITDA of 60%. Following the conclusion of 2017, and in light of the shortfall of actual results relative to the foregoing performance goals, the Compensation Committee determined in its discretion to reduce the aggregate amount otherwise payable under the Annual Plan, and awarded aggregate incentive compensation under the Annual Plan of $2.0 million for 2017.

Set forth in the table below is a summary of the key metrics applied in determining the cash incentive compensation to be awarded to each of Messrs. Sharng and Davidson under the Annual Plan for 2017, as well as the actual amounts awarded to each of them.

		Net Sales Performance Goal		Adjusted EBITDA Performance Goal
Name	Base Salary Points Percentage	Performance Goal Weighting	Ratio of Actual to Target	Performance Goal Weighting	Ratio of Actual to Target	Participant Cash Award
Chris T. Sharng	32%	75%	60%	25%	60%	$—
Timothy S. Davidson	6%	60%	60%	40%	60%	150,000

It should be noted that the cash incentive compensation awarded to each of the named executive officers that is indicated in the table above is less than the amount that would have been awarded based on the Company’s actual results relative to the Annual Plan performance goals for 2017 and the application of the metrics indicated in the table. After applying such metrics and before finalizing the actual incentive compensation to be awarded under the Annual Plan for 2017, and with our President’s recommendation, the Compensation Committee determined that it was appropriate to reduce the amounts otherwise payable to the named executive officers because the Annual Plan performance goals were not fully achieved.

The incentive compensation awarded under the Annual Plan is paid in the year following the conclusion of the annual performance period to which the award relates (the “Distribution Year”), with one-third of the total award payable in a single lump-sum as soon as reasonably practicable following the Compensation Committee’s approval but no later than the last day of February of the Distribution Year and the remaining two-thirds of the award distributed in equal installments over the remainder of the Distribution Year in accordance with the Company’s applicable local payroll practices. To be eligible for an incentive compensation award payment under the Annual Plan, an employee must remain in a continuous employment or other service provider relationship with the Company through both the conclusion of the annual performance period to which the award relates and through the date on which each incentive payment is actually made over the course of the Distribution Year.

Long-Term Plan. The Long-Term Plan provides participants with the opportunity to earn financial rewards for their role in supporting the Company’s efforts to achieve its long-term objectives based on the extent to which specified performance goals are achieved or exceeded for an applicable annual performance period. The Compensation Committee administers the Long-Term Plan and during the First Fiscal Quarter of each year designates those employees that will be participants in the Long-Term Plan for the related annual performance period, which are typically limited to a select group of key employees. As more fully detailed below, incentive compensation awards earned under the Long-Term Plan may, in the discretion of the Compensation Committee, be paid in the form of cash or in the form of common stock or common stock rights, or a mix of each form of compensation. The Long-Term Plan aims to align the interest of participants with those of the Company’s stockholders.

In accordance with the terms of the Long-Term Plan, the Compensation Committee establishes during the First Fiscal Quarter certain objective, non-discretionary performance criteria to be used to determine amounts payable to participants under the Long-Term Plan. For 2017, the Compensation Committee designated a “Target” performance goal based on Company-wide Adjusted EBITDA. Participants in the Long-Term Plan receive incentive compensation based proportionately on the extent to which the specified Target performance goal is achieved or exceeded, with no minimum or maximum levels of performance established for the award of incentive compensation (other than the aforementioned allocation of maximum aggregate incentive compensation under the Adjusted EBITDA Cap to the Long-Term Plan). Each participant’s share of the aggregate incentive compensation awarded under the Long-Term Plan is determined based on his or her “Base Salary Points Percentage,” which is determined by calculating the proportion that the participant’s “Base Salary Points” bears to the aggregate amount of Base Salary Points of all participants in the Long-Term Plan. A participant’s Base Salary Points are calculated for this purpose in the same fashion as they are calculated for purposes of the Annual Plan.

For 2017, the Compensation Committee set the Adjusted EBITDA performance goal Target at $80.0 million. The Company did not fully achieve the Adjusted EBITDA performance goal target with actual Adjusted EBITDA of $48.0 million, for a ratio of actual to Target Adjusted EBITDA of 60%. Following the conclusion of 2016, and in light of the shortfall of actual results relative to this performance goal, the Compensation Committee determined in its discretion to reduce the aggregate amount otherwise payable under the Long-Term Plan, and awarded aggregate incentive compensation under the Long-Term Plan of $2.2 million for 2017. The Compensation Committee determined to award 75% of the incentive compensation earned under the Long-Term Plan in the form of cash, and 25% in the form of shares of restricted common stock (which shares were granted under the Company’s 2016 Equity Incentive Plan).

Set forth in the table below is a summary of the key metrics applied in determining the incentive compensation to be awarded to each of Messrs. Sharng and Davidson under the Long-Term Plan for 2017, as well as the actual amounts awarded to each of them:

Name	Base Salary Points Percentage	Ratio of Actual to Target Performance Goal	Participant Cash Award	Participant Stock Award(1)
Chris T. Sharng	63%	60%	$187,500	$62,500
Timothy S. Davidson	12%	60%	187,500	62,500
___________________________

(1)
The number of shares of restricted stock granted to the named executive officer was based on the closing price per share of the Company’s common stock reported on the NASDAQ Capital Market on the date of award, which was $16.19.

It should be noted that the cash and stock incentive compensation awarded to each of the named executive officers that is indicated in the table above is less than the amounts that would have been awarded based on the Company’s actual results relative to the Long-Term Plan performance goal for 2017 and the application of the metrics indicated in the table. After applying such metrics and before finalizing the actual incentive compensation to be awarded under the Long-Term Plan for 2017, and with our President’s recommendation, the Compensation Committee determined that it was appropriate to reduce the amounts otherwise payable to the named executive officers because the Long-Term Plan performance goal was not fully achieved. The Compensation Committee reallocated a portion of these reductions for the benefit of some other participants in the Long-Term Plan.

Fifty percent of the cash incentive compensation awarded under the Long-Term Plan is paid in 35 equal consecutive monthly installments commencing as soon as reasonably practicable following the Compensation Committee’s approval but no later than the last day of February of the year following the conclusion of the annual performance period to which the award relates, and the remaining 50% of the cash incentive compensation is paid in 35 equal consecutive monthly installments commencing in February 2021 and ending in December 2023. The portion of the incentive compensation awarded under the Long-Term Plan in the form of restricted common stock, if any is approved by the Compensation Committee in its discretion, is made in a single grant as soon as reasonably practicable following the Compensation Committee’s approval but no later than the last day of February of the year immediately following the conclusion of the annual performance period to which the award relates, with the number of shares issued being determined based upon the market price of the Company’s common stock on the date of grant. The shares of restricted stock granted to Messrs. Sharng and Davidson for 2017 are subject to quarterly vesting over the three-year period following the date of grant. To be eligible to receive cash awards under the Long-Term Plan, as well as continued vesting of the foregoing restricted stock awards, the employee must remain in a continuous employment or other service provider relationship with the Company throughout the conclusion of the year in which the award was earned and through the date on which each cash incentive payment is actually made, or the shares of restricted stock vest. The Company believes that the extended pay-out and continuous service arrangements of the Long-Term Plan align the interests of participants with the long-term interests of the Company’s stockholders.

Other Compensation

Tax Gross-Up Payments. In accordance with the terms of the award agreement under which shares of restricted stock earned under the Long-Term Plan are granted, in the sole discretion of the Compensation Committee, each of the named executive officers may be paid a tax gross-up payment designed to cover all income and employment taxes resulting from the award of such restricted stock. The tax gross-up payment would be calculated based on applicable federal, state and local income taxes payable at the highest marginal rates in the year in which the tax gross-up payment is made. The Compensation Committee determined to make tax gross-up payments to the named executive officers in 2017 and in prior years because it believes it is appropriate to avoid diluting the desired alignment of interests between such executives and the Company’s stockholders associated with restricted stock awards.

Welfare and Other Employee Benefits. The Company has established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements. The Company matches a percentage of the contributions made to the plan by its employees, including its named executive officers, up to the maximum amounts allowable under the plan and applicable law. The named executive officers are entitled to participate in the Company’s other employee benefit plans on the same terms and conditions as the Company’s other full-time salaried employees. These benefits include medical, dental and vision benefits, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. The Company believes that these benefits are generally consistent with those of the companies with which it competes.

Termination and Change of Control Payment Arrangements

As described in greater detail below under “- Potential Payments and Benefits Upon Termination or Change of Control,” the named executive officers are entitled to certain payments or benefits in the event of their termination of employment in some situations or in the event the Company is the subject of a change in control transaction.

A primary feature of the Company’s employment agreements with its named executive officers provides compensation to the named executive officer in the event of the termination of the executive’s employment under certain circumstances. The employment agreements provide that if the executive’s employment with the Company is terminated voluntarily by him for “good reason,” or is terminated by the Company without “cause,” other than in connection with a “change of control,” then the executive will be entitled to the continuation of the payment of his salary, plus health and medical insurance coverage, for a period of up to one year following the termination date, or until the earlier date upon which he becomes engaged in any “competitive activity” (as defined in a separate non-competition agreement) or otherwise breaches the terms and conditions of such agreement. These severance provisions are intended to compensate the executive until he is able to secure another source of income. In the event the executive’s employment with the Company is terminated by the Company, or its successor in a change of control transaction, without “cause” during the period commencing on the date that is 30 days prior to a change of control through and including a date that is 18 months following the change of control, he is entitled to a payment equal to two years of his salary (plus health and medical insurance coverage costs). This payment is due in a lump sum 30 days after the termination date. These change of control features in the employment agreements are referred to as “double trigger” severance arrangements. This means that no severance compensation will become payable to a named executive officer only because of the occurrence of a change of control of the Company. Instead change of control severance compensation will only be payable if, within 30 days prior to a change of control through and including a date that is 18 months following the change of control, there is also a termination of the executive’s employment without “cause.” These change of control severance provisions are intended to (i) preserve morale and productivity and encourage retention of the executive in the face of the disruptive impact that a change of control of the Company is likely to have, and (ii) encourage the executive to remain focused on the business and interests of the Company’s stockholders when considering strategic alternatives that may be beneficial to those stockholders.

The named executive officers also participate in the Annual Plan and Long-Term Plan (collectively, the “Incentive Plans”). Under the terms of the Incentive Plans, if a participant separates from service for any reason other than on account of a “Qualifying Termination Event,” any award granted to the participant that remains undistributed shall be immediately and irrevocably forfeited in full. A “Qualifying Termination Event” is defined under the Incentive Plans to include a participant’s separation from service from the Company on account of death, due to disability, involuntarily for a reason other than for cause, voluntarily for good reason, due to retirement, or upon a change in control termination. If a participant experiences a separation from service with the Company due to a Qualifying Termination Event and the performance goals relating to an award for a prior performance period have been satisfied but the proceeds of such award remained undistributed, then the Company must pay such undistributed proceeds to the participant in a single lump sum, net of applicable withholding and other taxes, within two and one-half months following the participant’s separation from service and as soon as administratively practicable. These provisions in the Incentive Plans are designed to provide the named executive officers and other participants in such plans with a greater degree of certainty that if the performance goals under an Incentive Plan are achieved, then the participants will ultimately receive the entire amount of incentive compensation earned under the Incentive Plan notwithstanding the occurrence of largely unforeseeable events over which the participants may have little or no control. Similarly, the restricted stock agreements to which the named executive officers are parties provide for the acceleration of vesting of the restricted stock in the event of the executive’s death or disability, or in the event the Company experiences a change in control. In such event, as previously described, the Company may elect to pay the named executive officer income tax gross-up payments designed to cover all income and employment taxes associated with the accelerated vesting of the restricted stock. Finally, the Incentive Plans also provide that if, in connection with a change in control, an excise tax under Section 4999 of the Internal Revenue Code would be imposed upon a participant in connection with an award under an Incentive Plan, then the Company shall pay to the participant an additional amount (the “Excise Gross-Up Payment”) such that the net amount retained by the participant, after deduction of any excise tax and any federal, state or local income tax and any excise tax upon the Excise Gross-Up Payment, shall be equal to the amount that would have been distributable under the Incentive Plan as described above but for the application of Section 4999 of the Internal Revenue Code.
Tax and Accounting Considerations
The accounting and tax treatment of particular forms of compensation do not materially affect the Company’s compensation decisions. However, the Company evaluates the effect of such accounting and tax treatment on an ongoing basis and makes appropriate adjustments to compensation policies where appropriate. The Company’s decision to make tax gross-up payments in connection with the award of restricted stock to named executive officers is an example of such an adjustment.
Tax Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code (“Code”) denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the chief executive officer and the three other most highly-paid executive officers (other than the chief executive officer and chief financial officer) of a publicly-traded corporation. Certain types of compensation, including incentive compensation earned under a performance-based program that is disclosed to and approved in advance by stockholders, are excluded from the deduction limit. The Compensation Committee’s policy is to qualify compensation paid to named executive officers for deductibility for federal income tax purposes to the extent it believes it is practical and in the Company’s best interests and the best interests of its stockholders. The Compensation Committee in its judgment may, however, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.
The Compensation Committee is considering the impact of the Tax Cuts and Jobs Act (“TCJA”) on the deductibility of executive compensation. In particular, the implications of the amendment of Section 162(m) by the TCJA. Section 162(m) previously included an exception for compensation that met the rules for performance-based compensation. This exception preserving the deductibility of performance-based compensation was repealed by the TCJA for payments made beginning in 2018, except with respect to payments made pursuant to written binding contracts that were (i) in effect on November 2, 2017 and (ii) not modified in any material respect after that date. These changes to section 162(m) by the TCJA may result in the future payment of bonuses and long-term incentives to the named executive officers no longer being deductible by the Company to the extent these payments, in combination with other payments to them, exceed the $1 million limit.
Section 409A of the Code
The Company’s compensation plans and programs are designed to comply with or satisfy an exemption from Section 409A of the Code, which places strict restrictions on plans that provide for the deferral of compensation.

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis contained in this proxy statement, as required by Item 402(b) of SEC Regulation S-K, with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Members of the Compensation Committee of the Board of Directors
Yiu T. Chan (Chairman)
Kin Y. Chung
The Report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
Risk Analysis of Compensation Policies and Programs
The Compensation Committee has reviewed its compensation policies as generally applicable to the Company’s employees, and believes that these policies do not encourage excessive and unnecessary risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. The design of the compensation policies and programs encourages employees to remain focused on both the Company’s short-and long-term goals. For example, while the Long-Term Plan measures performance on an annual basis, the cash awards are paid in 70 monthly installments and the stock awards typically vest over a three-year period, which we believe encourages employees to focus on sustained financial performance and stock price appreciation, thus limiting the potential for excessive risk-taking.

Summary Named Executive Officer Compensation Information

The following table provides information concerning the compensation for the years ended December 31, 2017, 2016 and 2015 of our principal executive officer and principal financial officer (collectively, the “named executive officers”):

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Chris T. Sharng, President	2017	$1,000,000	$250,000	(1)	$460,772	(7)	$1,710,772
	2016	993,846	2,400,000	(2)	278,283	(8)	3,672,129
	2015	571,923	5,641,053	(3)	763,689	(9)	6,976,665
Timothy S. Davidson, Chief Financial Officer, Senior Vice President and Corporate Secretary	2017	350,000	400,000	(4)	160,054	(10)	910,054
	2016	349,600	1,050,000	(5)	89,153	(11)	1,488,753
	2015	308,423	1,666,041	(6)	265,380	(12)	2,239,844
_______________________

(1)
Represents $250,000 earned under the Long-Term Plan. Of the amount earned under the Long-Term Plan, $187,500 was awarded in the form of cash and $62,500 was awarded in the form of shares of restricted stock. No amount was earned under the Annual Plan.

(2)
Represents $1,600,000 earned under the Long-Term Plan and $800,000 earned under the Annual Plan. Of the amount earned under the Long-Term Plan, $1,200,000 was awarded in the form of cash and $400,000 was awarded in the form of shares of restricted stock.

(3)
Represents $4,139,843 earned under the Long-Term Plan and $1,501,210 earned under the Annual Plan. Of the amount earned under the Long-Term Plan, $3,104,882 was awarded in the form of cash and $1,034,961 was awarded in the form of shares of restricted stock.

(4)
Represents $250,000 earned under the Long-Term Plan and $150,000 earned under the Annual Plan. Of the amount earned under the Long-Term Plan, $187,500 was awarded in the form of cash and $62,500 was awarded in the form of shares of restricted stock.

(5)
Represents $650,000 earned under the Long-Term Plan and $400,000 earned under the Annual Plan. Of the amount earned under the Long-Term Plan, $487,500 was awarded in the form of cash and $162,500 was awarded in the form of shares of restricted stock.

(6)
Represents $1,200,000 earned under the Long-Term Plan and $466,041 earned under Annual Plan. Of the amount earned under the Long-Term Plan, $900,000 was awarded in the form of cash and $300,000 was awarded in the form of shares of restricted stock.

(7)	Represents $12,150 in employer matching contributions under the Company’s defined contribution plan and $448,622 in tax gross-up payments.

(8)	Represents $11,925 in employer matching contributions under the Company’s defined contribution plan and $266,358 in tax gross-up payments.

(9)
Represents $11,925 in employer matching contributions under the Company’s defined contribution plan, $518,557 in tax gross-up payments and $233,207 in relocation assistance payments. The tax gross-up payments for 2015 were larger than usual because the named executive officer filed a Section 83(b) election with the Internal Revenue Service, electing to be taxed on the full value of the restricted stock awarded to him under the Long-Term Plan as of the date of grant, rather than being taxed as the shares vest over a three-year period.

(10)	Represents $12,150 in employer matching contributions under the Company’s defined contribution plan and $147,904 in tax gross-up payments.

(11)	Represents $11,925 in employer matching contributions under the Company’s defined contribution plan and $77,228 in tax gross-up payments.

(12)
Represents $11,925 in employer matching contributions under the Company’s defined contribution plan, $171,019 in tax gross-up payments, and $82,436 in relocation assistance payments. The tax gross-up payments for 2015 were larger than usual because the named executive officer filed a Section 83(b) election with the Internal Revenue Service, electing to be taxed on the full value of the restricted stock awarded to him under the Long-Term Plan as of the date of grant, rather than being taxed as the shares vest over a three-year period.

Grants of Plan-Based Awards
The following table sets forth information concerning grants of plan-based awards to our named executive officers that were made during the year ended December 31, 2017. The actual amounts earned by the named executive officers under the Annual Plan and Long-Term Plan are set forth in the “Summary Compensation Table” and its footnotes and are described in more detail under “Compensation Discussion and Analysis - Incentive Compensation.”

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Plan	Threshold ($)	Target ($)		Maximum ($)
Chris T. Sharng	1/24/2017	Annual Plan	—	$2,096,078	(1)	—
	1/24/2017	Long-Term Plan	—	5,322,305	(2)	—
Timothy S. Davidson	1/24/2017	Annual Plan	—	412,665	(1)	—
	1/24/2017	Long-Term Plan	—	1,047,829	(2)	—
___________________

(1)
Represents possible payout under the Annual Plan for 2017 based on achieving 100% of the Net Sales and Adjusted EBITDA performance goals, as described under “Compensation Discussion and Analysis - Incentive Compensation - Annual Plan,” and assuming aggregate incentive compensation payable under the Sales Plan equals 20% of the aggregate incentive compensation payable under all Compensation Plans. Participants in the Annual Plan receive cash incentive compensation based proportionately on the extent to which the specified Target performance goals are achieved or exceeded, with no minimum or maximum levels of performance established for the award of incentive compensation (other than the allocation of maximum aggregate incentive compensation under the Adjusted EBITDA Cap to the Annual Plan).

(2)
Represents possible payout under the Long-Term Plan for 2017 based on achieving 100% of the Adjusted EBITDA performance goal, as described under “Compensation Discussion and Analysis - Incentive Compensation - Long Term Plan,” and assuming aggregate incentive compensation payable under the Sales Plan equals 20% of the aggregate incentive compensation payable under all Compensation Plans. Participants in the Long-Term Plan receive incentive compensation based proportionately on the extent to which the specified Target performance goal is achieved or exceeded, with no minimum or maximum levels of performance established for the award of incentive compensation (other than the allocation of maximum aggregate incentive compensation under the Adjusted EBITDA Cap to the Long-Term Plan).

Named Executive Officer Compensation Arrangements

Chris T. Sharng. The Company is a party to an employment agreement with Mr. Sharng that provides for a base annual salary and also entitles Mr. Sharng to participate in our incentive plans (including our equity incentive plan) and other standard U.S. employee benefit programs. Mr. Sharng’s base annual salary was raised to $500,000 effective December 1, 2013. Upon relocating the Company’s headquarters from Texas to California in 2015, Mr. Sharng’s salary was increased 20% as a cost-of-living adjustment, and his salary was raised to $1,000,000 effective January 1, 2016. Mr. Sharng did not earn an amount under our Annual Plan in 2017, while he earned $800,000 and $1,501,210 in 2016 and 2015, respectively, under our Annual Plan. Mr. Sharng earned $250,000, $1,600,000 and $4,139,843 in 2017, 2016 and 2015, respectively, under our Long-Term Plan, of which $62,500, $400,000 and $1,034,961 in 2017, 2016 and 2015, respectively, was settled with the issuance of restricted stock. Mr. Sharng’s Annual Plan and Long-Term Plan awards were determined as described under “Compensation Discussion and Analysis - Elements of Named Executive Officer Compensation - Incentive Compensation.” The foregoing stock awards earned by Mr. Sharng were granted in the form of restricted stock subject to quarterly vesting over the three-year period following the date of grant. Except in some limited circumstances, cash awards under the Annual Plan and Long-Term Plan, as well as vesting of the foregoing stock awards, are subject to Mr. Sharng continuing to provide services to the Company. In 2017, 2016 and 2015, Mr. Sharng also received certain gross-up payments for income taxes payable in connection with restricted stock grants made to him, and in 2015, also received payments reimbursing him for relocation assistance. Mr. Sharng serves on the Company’s Board of Directors, but does not receive any additional compensation for his service in that capacity.

Timothy S. Davidson. The Company is a party to an employment agreement with Mr. Davidson that provides for a base annual salary and also entitles Mr. Davidson to participate in our incentive plans (including our equity incentive plan) and other standard U.S. employee benefit programs. Mr. Davidson’s base annual salary was raised to $270,000 effective December 1, 2013. Upon relocating the Company’s headquarters from Texas to California in 2015, Mr. Davidson’s salary was increased 20% as a cost-of-living adjustment, and his salary was raised to $350,000 effective January 1, 2016. Mr. Davidson earned $150,000, $400,000 and $466,041 in 2017, 2016 and 2015, respectively, under our Annual Plan. Mr. Davidson earned $250,000, $650,000 and $1,200,000 in 2017, 2016 and 2015, respectively, under our Long-Term Plan, of which $62,500, $162,500 and $300,000 in 2017, 2016 and 2015, respectively, was settled with the issuance of restricted stock. Mr. Davidson’s Annual Plan and Long-Term Plan awards were determined as described under “Compensation Discussion and Analysis - Elements of Named Executive Officer Compensation - Incentive Compensation.” The foregoing stock awards earned by Mr. Davidson were granted in the form of restricted stock subject to quarterly vesting over the three-year period following the date of grant. Except in some limited circumstances, cash awards under the Annual Plan and Long-Term Plan, as well as vesting of the foregoing stock awards, are subject to Mr. Davidson continuing to provide services to the Company. In 2017, 2016 and 2015, Mr. Davidson also received certain gross-up payments for income taxes payable in connection with restricted stock grants made to him, and in 2015, also received payments reimbursing him for relocation assistance.

Vesting of Restricted Stock in 2017
The following table provides information concerning the aggregate number of shares of restricted stock that vested for each named executive officer during the year ended December 31, 2017, and the aggregate dollar values realized by each named executive officer upon such vesting.

Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
Chris T. Sharng	24,628	$583,039
Timothy S. Davidson	7,873	186,444
___________________

(1)
Shares of restricted stock granted to the named executive officers vest on a quarterly basis over the three-year period following the date of grant and are subject to forfeiture in the event of the executive’s termination of service to the Company under specified circumstances.

(2)
Amounts in this column are determined by multiplying the number of shares of restricted stock that vested on each vesting date by the closing price of the common stock on such date (or the last preceding trading day), as reported on the NASDAQ Capital Market.

Outstanding Equity Awards at December 31, 2017
The following table provides information concerning outstanding equity awards to our named executive officers that remained subject to vesting at December 31, 2017.

Name	Number of Shares of Stock That Have Not Vested (1)	Market Value of Shares of Stock That Have Not Vested (2)
Chris T. Sharng	23,118	$351,162
Timothy S. Davidson	7,921	120,320
_______________________

(1)
Shares of restricted stock granted to the named executive officers vest on a quarterly basis over the three-year period following the date of grant and are subject to forfeiture in the event of the executive’s termination of service to the Company under specified circumstances.

(2)
Amounts in this column are determined by multiplying the number of unvested shares of restricted stock by the closing price per share of the Company’s common stock on December 29, 2017, as reported on the NASDAQ Capital Market.

Potential Payments and Benefits Upon Termination or Change of Control
We have entered into agreements with the named executive officers that provide for potential payments upon death, disability, involuntary termination, retirement and change of control transactions. In addition, restricted stock agreements under which shares of restricted stock were granted to the named executive officers provide for the acceleration of vesting in some events. The following table shows the value of potential payments and benefits assuming a December 31, 2017 termination of employment or change of control under a variety of scenarios, and the discussion following the table provides details with respect to such payments and benefits.

Name	Death	Disability	Involuntary Termination	Retirement	Change of Control
Chris T. Sharng
Employment Agreement	$—	$—	$1,031,038	$—	$2,062,077
Annual Plan (1)	—	—	—	—	—
Long-Term Plan (2)	3,636,651	3,636,651	3,636,651	3,636,651	3,636,651
Restricted Stock (3)	351,162	351,162	—	—	351,162
Income Tax Gross-Up (4)	433,558	433,558	—	—	433,558
Excise Tax Gross-Up (5)	—	—	—	—	669,403
Timothy S. Davidson
Employment Agreement	—	—	371,107	—	742,214
Annual Plan (1)	—	—	—	—	—
Long-Term Plan (2)	1,178,630	1,178,630	1,178,630	1,178,630	1,178,630
Restricted Stock (3)	120,320	120,320	—	—	120,320
Income Tax Gross-Up (4)	148,552	148,552	—	—	148,552
Excise Tax Gross-Up (5)	—	—	—	—	198,928
_____________________
(1) In accordance with the terms of the Annual Plan, if the named executive officer experiences a termination of employment on December 31, 2017, no amount would be due for 2017 performance because a participant forfeits his right to receive an award with respect to a performance period if his termination of service occurs during the performance period to which the award relates. However, if the named executive officer’s employment terminated in early 2018 prior to the distribution of any portion of the 2017 award, and if the termination constituted a “Qualifying Termination Event” under the Annual Plan, then Mr. Davidson would be entitled to receive $150,000 under the Annual Plan as 2017 awards. See “- Potential Payments Under Incentive Plans” below.
(2) In accordance with the terms of the Long-Term Plan, if the named executive officer experiences a termination of employment on December 31, 2017, no amount would be due for 2017 performance because a participant forfeits his right to receive an award with respect to a performance period if his termination of service occurs during the performance period to which the award relates. However, if the named executive officer was terminated in early 2018 prior to the distribution of any portion of the 2017 award, and if the termination constituted a “Qualifying Termination Event” under the Long-Term Plan, then in addition to the amount indicated in the table, Mr. Sharng would be entitled to receive $250,000 and Mr. Davidson would be entitled to receive $250,000 under the Long-Term Plan as 2017 awards. See “- Potential Payments Under Incentive Plans” below.
(3) Value equals the number of unvested shares of restricted stock held by the named executive officer at December 31, 2017 multiplied by the closing price per share of the Company’s common stock on December 29, 2017, as reported on the NASDAQ Capital Market.
(4) In accordance with the terms of the award agreements under which shares of restricted stock were granted to the named executive officer, a tax gross-up payment designed to cover all income and employment taxes associated with the award may be paid by the Company. Accordingly, inasmuch as some of such shares of restricted stock are taxed as they vest, the acceleration of vesting could result in tax gross-up payments being made to the named executive officer.
(5) Represents an estimate of the Excise Gross-Up Payment made by the Company as reimbursement for excise taxes payable pursuant to Sections 280G and 4999 of the Internal Revenue Code by the named executive officer following a termination of the executive officer’s employment upon a Change of Control and any federal, state, or local income tax and excise tax upon the Excise Gross-Up Payment.

Potential Payments Under Employment Agreements

Under the employment agreements with our named executive officers, we may be required to provide compensation to these executives in the event of the termination of the executive’s employment under certain circumstances.

The employment agreements provide that if the executive’s employment with us is terminated voluntarily by him for “good reason,” as defined in the employment agreement (and subject to such “reason” not being cured by us on 30-days’ prior notice), or is terminated by us without “cause,” other than in connection with a “change of control,” then the executive will be entitled to the continuation of the payment of his salary, plus health and medical insurance coverage, for a period of up to one year following the termination date, or until the earlier date upon which he becomes engaged in any “competitive activity,” as defined in his non-competition agreement with us, or otherwise breaches the terms and conditions of such non-competition agreement.

If the executive’s employment with us is terminated by us without “cause” during the period commencing on the date that is 30 days prior to a change of control through and including a date that is 18 months following the change of control, he is entitled to a payment equal to two years of his salary (plus health and medical insurance coverage costs). This payment is due in a lump sum 30 days after the termination date.

In order to be entitled to receive the severance amount in either of the above scenarios, the executive must execute a full general release of all claims against us and our affiliates.

A “change of control” is defined in the employment agreements as: (i) when any “person” as defined in Section 3(a)(9) of the Exchange Act, and as used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act, but excluding the Company or any subsidiary or any affiliate of the Company or any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of such plan acting as trustee), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; or (ii) when, during any period of 24 consecutive months, the individuals who, at the beginning of such period constituted the Board of Directors (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof, provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24 month period) or through the operation of this provision; or (iii) the occurrence of a transaction requiring stockholder approval under applicable state law for the acquisition of the Company by an entity other than the Company or a subsidiary or an affiliated company of the Company through purchase of assets, or by merger, or otherwise; provided however, that none of the foregoing shall constitute a change of control if such transaction, event or occurrence is approved by, or consented to, by the executive.

“Cause” is broadly defined under the employment agreements to include, without limitation, the executive’s (i) failure or neglect to perform the duties of his position, (ii) failure to obey orders given by the Company or the executive’s supervisors, (iii) misconduct, or (iv) acts involving moral turpitude, dishonesty, theft or unethical business conduct. An executive’s voluntary termination of his employment for “good reason” is defined under the employment agreements to mean the occurrence of (i) the assignment to the executive of duties inconsistent with his employment agreement or a material diminution in his title, authority or base compensation, (ii) any change in reporting responsibilities so that the executive reports to any person other than the Board of Directors, (iii) any material breach of the employment agreement by the Company, or (iv) the Company requiring that the executive relocate.

Under the terms of the executive’s non-competition agreement, he is subject to a covenant not to compete for six months, and a non-solicitation covenant for one year, following his termination. Further, the executive is not entitled to continue receiving severance payments under his employment agreement following the date upon which he commences to engage in any “competitive activity” (other than severance in connection with a change of control).

Potential Payments Under Incentive Plans

The named executive officers each participate in the Company’s Annual Plan and Long-Term Plan (collectively, the “Incentive Plans”). Under the terms of the Incentive Plans, if a participant separates from service for any reason other than on account of a “Qualifying Termination Event,” any award granted to the participant that remains undistributed shall be immediately and irrevocably forfeited in full. If a participant experiences a separation from service with the Company due to a Qualifying Termination Event, however, and the performance goals relating to an award for a prior performance period were satisfied but the proceeds of such award remain undistributed, then the Company must pay such undistributed proceeds to the participant in a single lump sum, net of applicable withholding and other taxes, within two and one-half months following the participant’s separation from service and as soon as administratively practicable after the Compensation Committee has certified in writing the extent to which the applicable performance goals for earning the award were satisfied.

For purposes of the Incentive Plans, a “Qualifying Termination Event” is defined as a participant’s separation from service with the Company on account of death, due to “Disability,” involuntarily for a reason other than for “Cause,” voluntarily for “Good Reason,” due to “Retirement,” or upon a “Change in Control Termination.” Each of the foregoing terms are generally defined in the Incentive Plans as follows:

•
“Disability” means the inability of a participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.

•
“Cause” means conduct involving one or more of the following: (i) gross misconduct or inadequate performance by the participant which is injurious to the Company; (ii) the commission of an act of embezzlement, fraud or theft, which results in economic loss, damage or injury to the Company; (iii) the unauthorized disclosure of any trade secret or confidential information of the Company (or of any client, customer, supplier or other third party who has a business relationship with the Company) or the violation of any non-competition or non-solicitation covenant or assignment of inventions obligation with the Company; (iv) the commission of an act which constitutes unfair competition with the Company or which induces any customer or prospective customer of the Company to breach a contract with the Company or to the client to do business with the Company; (v) the indictment of a participant for a felony or serious misdemeanor offense, either in connection with the performance of his or her obligations to the Company or which shall adversely affect the participant’s ability to perform such obligations; (vi) the commission of an act of fraud or breach of fiduciary duties which results in loss, damage or injury to the Company; or (vii) the failure of a participant to perform in a material respect his or her employment, consulting or advisory obligations without proper cause.

•
“Good Reason” means the occurrence of one or more of the following events: (i) a material breach by the Company of its obligations under an Incentive Plan; (ii) a material diminution in a participant’s position or job duties, as set forth in a participant’s written employment agreement; or (iii) any reduction in a participant’s compensation, unless, with the agreement of the Company’s executive management, such reduction is part of a general, pro rata reduction in the incentive compensation for all employees and officers of the Company implemented as a result of financial problems experienced by the Company; provided, however, that a “Good Reason” shall not be deemed to exist until the Company has first failed to cure such breach, diminution of position or job duties or reduction in compensation, within 30 days of having been given written notice of the same by the participant.

•	“Retirement” means a voluntary termination of service of the participant at any time on or after attaining age 65.

•
“Change in Control Termination” means a participant’s separation from service with the Company involuntarily without “Cause” or on account of “Good Reason” during the period commencing on the date that is 30 days prior to a “Change in Control” through and included the date that is 18 months following such “Change in Control,” where “Change in Control” means the occurrence of a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company.

Finally, the Incentive Plans also provide that if, in connection with a Change in Control, an excise tax under Section 4999 of the Internal Revenue Code would be imposed upon a participant in connection with an award under an Incentive Plan, then the Company shall pay to the participant an additional amount (the “Excise Gross-Up Payment”) such that the net amount retained by the participant, after deduction of any excise tax and any federal, state or local income tax and any excise tax upon the Excise Gross-Up Payment, shall be equal to the amount that would have been distributable under the Incentive Plan as described above but for the application of Section 4999 of the Internal Revenue Code. For purposes of determining the amount of the Excise Gross-Up Payment, a participant is deemed to pay federal, state and local income taxes at the highest applicable marginal rates, net of the maximum reduction in federal income taxes that could be obtained from deduction of applicable state and local taxes. The Excise Gross-Up Payment payable under the Incentive Plans is subject to reconciliation based upon the actual excise tax that a participant is required to pay.

Acceleration of Vesting Under Restricted Stock Agreements

The named executive officers are parties to various restricted stock agreements (each, a “Stock Agreement”) pursuant to which they receive shares of restricted stock awarded to them as incentive compensation under the Long-Term Plan or otherwise. Shares of restricted stock awarded as incentive compensation under the Long-Term Plan take the form of an award under the Natural Health Trends Corp. 2016 Equity Incentive Plan, while other shares of restricted stock awarded to the named executive officers were granted independent of a Company equity plan.

The Stock Agreements provide for quarterly vesting of the shares of restricted stock over the three-year period following the date of grant. Vesting of the shares of restricted stock under the Stock Agreements is subject to the executive remaining in a continuous employment or other service provider relationship with the Company through the applicable vesting date. Notwithstanding the foregoing, the Stock Agreements provide that in the event of the executive’s death or “Disability,” or in the event the Company experiences a “Change in Control,” then the vesting of restricted stock under the Stock Agreements will accelerate in full. For purposes of some of the Stock Agreements, “Disability” has the meaning set forth in Treasury Regulation 1.409A-3(i)(4), while in other Stock Agreements it means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for at least 12 months. Also, in some Stock Agreements, for an award treated as providing for the “deferral of compensation” within the meaning of Treasury Regulation 1-409A-1(b), a “Change in Control” means a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, as such events are defined in Treasury Regulation 1.409A-3(i)(5); an alternative definition of “Change in Control” is provided in such Stock Agreements with respect to any restricted stock award that is not so treated. In other Stock Agreements, “Change in Control” simply follows the definition set forth in Treasury Regulation 1.409A-3(i)(5), except that the total voting power threshold for a change in effective control is 50% rather than 30%.

Pay Ratio Disclosure

In August 2015, the SEC adopted a rule mandate by the Dodd-Frank Wall Street Reform and Consumer Protection Act, requiring the disclosure of the following information about the ratio of the median of the annual total compensation of our employees and the annual total compensation of Chris T. Sharng, our President and principal executive officer (“CEO”). For 2017, the annual total compensation of our median employee (excluding Mr. Sharng), was $33,629 and the annual total compensation of our CEO was $1,710,772. Based on this information, for 2017 our CEO’s annual total compensation was 51 times that of the median of the annual total compensation of all our employees.

As of December 31, 2017, we determined that our employee population (including all employees of our consolidated subsidiaries) consisted of approximately 149 full-time and part-time employees in the U.S and foreign jurisdictions. We excluded any employees terminated during 2017 and annualized the compensation of any employees hired during 2017. To identify the “median employee” from our employee population, we first calculated each employee’s base salary (or its equivalent for non-U.S.employees) for the twelve-month period ending December 31, 2017, as reflected in our payroll records and systems and added incentive compensation earned under the Company’s three compensation plans and other compensation. We converted compensation paid in currencies other than US dollars based on the prevailing year-to-date average currency exchange rates at December 31, 2017. The median employee’s annual total compensation generally represents the amount of such employee’s compensation for 2017 that would have been reported in the Summary Compensation Table presented in this proxy statement in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K as if the employee was a named executive officer for 2017, and the annual total compensation of the CEO represents the amount reported in the “Total” column of our Summary Compensation Table presented in this proxy statement.

Director Compensation

The following table shows the compensation earned by each non-employee member of the Company’s Board of Directors for 2017:

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
George K. Broady	$200,000	—	—	$200,000
Yiu T. Chan	200,000	—	—	200,000
Kin Y. Chung	200,000	—	—	200,000
Randall A. Mason	248,000	—	—	248,000

During 2017 each non-employee member of our Board of Directors earned a cash retainer of $8,333 per month, plus the reimbursement of their respective out-of-pocket expenses incurred in connection with the performance of their duties as directors. Mr. Mason earned an additional retainer of $4,000 per month as Chairman of the Board of Directors in 2017.  Finally, Messrs. Mason, Broady, Chan and Chung received an additional cash payment of $100,000 in February 2018 for their services during 2017.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2017 were Messrs. Chan and Chung. Neither of them was a Company officer or employee during 2017 or at any time during the preceding three years and, during 2017, neither of them had any relationship required to be disclosed by the Company in this proxy statement pursuant to Item 404 of SEC Regulation S-K. During 2017, none of our executive officers (i) served as a member of the compensation committee of another entity, one of whose executive officers served on our Compensation Committee, (ii) served as a director of another entity, one of whose executive officers served on our Compensation Committee, or (iii) served as a member of the compensation committee of another entity, one of whose executive officers served as one of our directors.

ITEM ONE

ELECTION OF DIRECTORS

Under the Company’s Bylaws, the number of directors shall not be less than three nor more than eleven, with the exact number fixed from time to time by action of the stockholders or of the Board of Directors.

The Company’s Board of Directors presently consists of five directors whose terms expire at the annual meeting of stockholders. The Nominating Committee recommended, and the Board of Directors has nominated, the five directors identified below.

Biographical summaries of the five persons who have been nominated to stand for election at the annual meeting are provided below for your information. The Board of Directors recommends that these persons be elected at the annual meeting to serve until the next annual meeting of stockholders. Proxies will be voted for the election of the five nominees listed below as directors of the Company unless otherwise specified on the proxy. A plurality of the votes cast by holders of common stock present in person or represented by proxy at the annual meeting will be necessary to elect the directors listed below. If, for any reason, any of the nominees shall be unable or unwilling to serve, the proxies will be voted for a substitute nominee who will be designated by the Board of Directors at the annual meeting. Stockholders may withhold authority from voting for one or more nominees by marking the appropriate boxes on the enclosed proxy card. Withheld votes shall be counted separately and shall be used for purposes of calculating whether a quorum is present at the meeting.

Biographical Summaries of Nominees for the Board of Directors

George K. Broady. Mr. Broady, age 79, has served as a director of the Company since October 2008. He has been involved in business for more than 40 years, and he is currently active in the direct selling industry and is the principal owner of several privately held companies in the fields of telecommunications and enterprise software. He currently serves as Chairman of the Board of SoloProtect US, LLC, a provider of lone worker safety solutions, and previously served as Chief Executive Officer of that company from 2013 to 2014. He also served as Chairman of the Board of Kings III of America, an emergency communications company, from 2014 until the sale of that company in 2017, and served as Chief Executive Officer of that company prior to 2014. He founded Network Security Corporation, Interactive Technologies Inc. and Ultrak Inc., and brought each of them public on The NASDAQ Stock Market. He was chairman of all three organizations and CEO of both Network Security and Ultrak. All three companies were involved in electronic security, including CCTV and access control. Earlier in his career, Mr. Broady was an investment analyst with both a private investment firm, Campbell Henderson & Co., and with the First National Bank in Dallas. Mr. Broady served twice in the U.S. Army and holds a Bachelor of Science degree from Iowa State University.

Mr. Broady is an experienced investor and businessman who also brings welcomed insight into management, operations, and finances. As a long-time investor in the Company, and incumbent director, Mr. Broady has a deep understanding of the business of the Company and its industry. He is owner of Broady Health Sciences, a leader in dietary supplements invigorating the production of Ca2+ATPase, an enzyme found in every cell of the body, and Soothe, a formula that helps to restore and repair dry skin.

Yiu T. Chan. Mr. Chan, age 51, has been a director of the Company since December 2015. Mr. Chan has since July 2016 served as the Corporate Secretary for Shen You, an investment holding company. Mr. Chan also currently serves as a self-employed business and tax advisor. Mr. Chan served as a Partner in Grant Thornton’s Tax and Business Advisory group in Guangzhou, China from October 2012 to October 2015, and from 2002 to 2011 served in several senior positions with both Ernst & Young (including Tax Director and Partner from June 2006 to December 2011) and PricewaterhouseCoopers, also located in Guangzhou, China. Mr. Chan served as Director of Investment and Planning from July to September 2012 for Blue Ocean Corporation Limited, which provides business and tax advisory services to foreign companies investing in China and Chinese companies investing overseas.

Mr. Chan has extensive experience in advising companies operating in China, helping to navigate complicated tax and business compliance matters. Mr. Chan holds a bachelor degree in accounting from City University of Hong Kong and is a member of both the Hong Kong Institute of Certified Public Accountants and Association of Chartered Certified Accountants.

Kin Y. Chung. Mr. Chung, age 78, has been a director of the Company since February 2015. Mr. Chung founded Bioherb Technology Company, Ltd. in 1988 and served as President of that company from the date of its founding through 2013, at which time he retired. Bioherb Technology Company, Ltd. was a private Hong Kong company that served as an importing company for food and food manufacturing products. Mr. Chung was also a consultant with Blue Ocean Corporation Limited, which provided business consulting services to the Company from June 2009 through June 2010. Mr. Chung has directly provided business consulting services to the Company since July 2010, but ceased doing so prior to his election to the Company’s Board of Directors.

Mr. Chung has been a life-long entrepreneur and businessperson, active in Greater China, by far our most important market. He is extensively experienced in business practices, culture and protocol, particularly those of Hong Kong and China. Mr. Chung also is an expert in importing and exporting consumer products for our core markets.

Randall A. Mason. Mr. Mason, age 59, has been a director of the Company since May 2003 and has served as Chairman of the Board of Directors since March 2006. Mr. Mason founded and has served as President and Chief Executive Officer of Marden Rehabilitation Associates, Inc. since 1989. Marden Rehabilitation Associates, Inc. is a private, Eastern U.S. ancillary provider of rehabilitative therapy services and home healthcare. Mr. Mason has a bachelor degree in chemical engineering from the University of Pittsburgh.

Mr. Mason is an experienced businessman with valued insight into management, operations, finances and governance issues. As a long-time member of the Company’s Board of Directors, Mr. Mason understands the business of the Company and potential risks and pitfalls.

Chris T. Sharng. The biographical information for Mr. Sharng, the Company’s President, is set forth above under the caption “Executive Officers.”

As the Company’s President since 2007, and as the Chief Financial Officer prior to that, Mr. Sharng has developed a deep understanding of our business globally. His leadership has been integral to our success in recent years.

The Board of Directors recommends that stockholders vote “FOR” each of the persons nominated by the Board of Directors. Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted FOR the election of the above listed nominees and AGAINST any other nominees.

ITEM TWO

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) provides that the Company’s stockholders vote to approve, on an advisory (non-binding) basis, the compensation of the Company’s executive officers named in the Summary Compensation Table set forth in this proxy statement, as disclosed in accordance with the rules of the Securities and Exchange Commission.

The compensation of such named executive officers is described in this proxy statement under the caption “Compensation of Named Executive Officers and Directors.” The Company’s executive compensation practices are designed to attract, retain and motivate executive talent, including its named executive officers, who are critical to the Company’s success. The Company is committed to sound executive compensation and corporate governance principles, working to ensure that its practices protect and further the interests of stockholders.

The Board of Directors is requesting your advisory vote on the following resolution:

“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the executive compensation tables and narrative discussion, is approved.”

The Board of Directors recommends that stockholders vote “FOR” the approval of the compensation of the Company’s named executive officers. Unless marked to the contrary, proxies received from stockholders will be voted “FOR” the approval of the compensation of the Company’s named executive officers.

Note: The Company is providing this advisory vote as required pursuant to Section 14A of the Exchange Act (15 U.S.C. 78n-1). The stockholder vote will not be binding on the Company or the Board of Directors, and it will not be construed as overruling any decision by the Company or the Board of Directors or creating or implying any change to, or additional fiduciary duties for the Company or the Board of Directors.

ITEM THREE

RATIFICATION OF THE APPOINTMENT OF MARCUM LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2018

The Audit Committee has appointed Marcum LLP (“Marcum”) as the Company’s independent registered public accounting firm to perform an integrated audit of its consolidated financial statements for fiscal year ending December 31, 2018 and its internal control over financial reporting as of December 31, 2018.

The Audit Committee is directly responsible for the appointment and retention of the Company’s independent registered public accounting firm. Although ratification by stockholders is not required by the Company’s organizational documents or applicable law, the Audit Committee has determined that requesting ratification by stockholders of its appointment of Marcum as the Company’s independent registered public accounting firm is a matter of good corporate practice. If the Company’s stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Marcum, but may still determine to retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

Change in Audit Firms

On March 13, 2017, the Company notified Lane Gorman Trubitt, LLC (“Lane Gorman”) of its dismissal as the Company’s independent registered public accounting firm effective as of that date as a result of the Audit Committee’s decision to change audit firms. On that same date, the Audit Committee unanimously approved the engagement of Marcum as the Company’s new independent registered accounting firm.

During the years ended December 31, 2015 and 2016 and through March 13, 2017, (i) there were no disagreements with Lane Gorman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Lane Gorman, would have caused Lane Gorman to make reference thereto in its reports on the financial statements for such years, and (ii) there were no reportable events as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K.

The audit reports of Lane Gorman on the consolidated financial statements of the Company as of and for the years ended December 31, 2015 and 2016 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. The audit reports of Lane Gorman on the effectiveness of internal control over financial reporting as of December 31, 2015 and 2016 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

The Company furnished a copy of the above disclosure to Lane Gorman and requested that Lane Gorman provide a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements made above. A copy of such letter is filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 14, 2017.

During the years ended December 31, 2015 and 2016 and through March 13, 2017, the Company did not consult with Marcum regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements or on the effectiveness of its internal control over financial reporting, or (ii) any matter that was the subject of a disagreement as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K or a reportable event as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K.

Audit and Other Professional Fees

The approximate fees billed to the Company for services provided by its principal independent registered accounting firm for the years ended December 31, 2017 (Marcum) and 2016 (Lane Gorman) were as follows:

Audit Fees. Fees billed to the Company by Marcum and Lane Gorman for the audit of our annual financial statements and review of our quarterly financial statements for the years ended December 31, 2017 and 2016 totaled $222,895 and $142,887, respectively. Audit fees for 2017 and 2016 included fees relating to Marcum’s and Lane Gorman’s audit of the effectiveness of the Company’s internal control over financial reporting.

Audit-Related Fees. No audit-related fees were billed to the Company by Marcum or Lane Gorman for services rendered during the years ended December 31, 2017 or 2016.

Tax Fees. No tax fees were billed to the Company by Marcum or Lane Gorman for services rendered in connection with tax compliance, planning and advice during the years ended December 31, 2017 or 2016.

All Other Fees. There were no fees billed by Marcum or Lane Gorman for services other than audit fees, audit-related fees or tax fees during the years ended December 31, 2017 or 2016.

Pre-approval Policies and Procedures for Audit and Non-Audit Services

The policy of the Company’s Audit Committee is to pre-approve all audit and permissible non-audit services to be performed by the Company’s independent registered public accounting firm during the fiscal year. Before engaging an independent registered public accountant firm to render audit or non-audit services, the engagement is approved by the Company’s Audit Committee or the engagement to render services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee.

Representatives of Marcum are not expected to be present at the annual meeting and therefore will not have the opportunity to make a statement or be available to respond to questions.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Marcum LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2018. Unless marked to the contrary, proxies received from stockholders will be voted “FOR” the ratification of the appointment of Marcum LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2018.

OTHER MATTERS

At the date of this proxy statement, the Company has no knowledge of any business other than that described above that will be presented at the annual meeting. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ADDITIONAL INFORMATION

Stockholder Proposals for the 2019 Annual Meeting of Stockholders

Under Securities and Exchange Commission rules, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for our 2019 annual meeting of stockholders, our Corporate Secretary must receive the proposal at our principal executive offices by November 27, 2018. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement.

Under our Bylaws, stockholders must follow certain procedures and meet various requirements to nominate a person for election as a director or to introduce an item of business at our annual meeting. Under these procedures and requirements, stockholders must submit the proposed nominee or item of business by delivering a notice addressed to our Corporate Secretary at our principal executive offices. We must receive notice as follows:

•
Normally we must receive notice of a stockholder's intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days nor more than 120 days before the first anniversary of the previous year's annual meeting of stockholders. Accordingly, a stockholder who intends to submit a nomination or proposal for our 2019 annual meeting must do so no later than February 8, 2019.

•
However, if we hold our 2019 annual meeting on a date that is more than 30 days before, or more than 70 days after, the anniversary date of our 2018 annual meeting of stockholders, we must receive the notice no later than the close of business on the 10th day following the day on which public announcement of the date of such annual meeting is first made.

•
A stockholder's submission must include certain specified information concerning the nominee or proposal, as the case may be, as well as information as to the stockholder's ownership of our common stock. Nominations or proposals not meeting these requirements will not be considered at our 2019 annual meeting.

•
If a stockholder does not comply with the requirements of this advance notice provision, the proxies may exercise discretionary voting authority under proxies it solicits to vote in accordance with their best judgment on any such nomination or proposal submitted by a stockholder, if presented at the meeting.

To make any submission or to obtain additional information as to the proper form and content of submissions, stockholders should contact our Corporate Secretary, Timothy S. Davidson, in writing at 609 Deep Valley Drive, Suite 395, Rolling Hills Estates, California 90274.

Annual Report

A copy of our Annual Report on Form 10-K for the year ended December 31, 2017 (including our consolidated financial statements as of and for the year ended December 31, 2017) is available on the Internet, as described in the Notice of Internet Availability. Upon the written or oral request by any stockholder, the Company undertakes to deliver, without charge to the requesting stockholder, a copy of our Annual Report on Form 10-K (as well as a copy, without charge, of any requested exhibits to such Annual Report). Requests should be directed to the Company’s Corporate Secretary at 609 Deep Valley Drive, Suite 395, Rolling Hills Estates, CA 90274, Attention: Timothy S. Davidson.

HOUSEHOLDING INFORMATION

Unless the Company has received contrary instructions, the Company may send a single copy of its proxy materials (including the Notice of Annual Meeting, Annual Report on Form 10-K, this proxy statement and the proxy card) or Notice of Internet Availability to any household at which two or more stockholders reside if the Company believes the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce the Company’s expenses. However, if stockholders prefer to receive multiple sets of proxy materials and/or Notices of Internet Availability at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of the Company’s proxy materials or Notice of Internet Availability, the stockholders should follow these instructions:

If the shares are registered in the name of the stockholder, the stockholder should contact the Company at its offices at 609 Deep Valley Drive, Suite 395, Rolling Hills Estates, California 90274, Attention: Timothy S. Davidson, or by telephone at 310-541-0888, to inform the Company of its request. If a broker, bank or other agent holds the shares, the stockholder should contact the broker, bank or other agent directly.

By Order Of The Board Of Directors, /s/ Timothy S. Davidson

March 28, 2018	Timothy S. Davidson Chief Financial Officer, Senior Vice President and Corporate Secretary

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 8, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E42293-P99682

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NATURAL HEALTH TRENDS CORP.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) George K. Broady
02) Yiu T. Chan
03) Kin Y. Chung
04) Randall A. Mason
05) Chris T. Sharng

	For	Against	Abstain
2. To approve, by non-binding vote, the compensation of the Company's named executive officers.	☐	☐	☐
3. To ratify the appointment of Marcum LLP as the Company's independent registered public accounting firm for the year ending December 31, 2018.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

E42294-P99682

PROXY
This proxy is solicited by the Board of Directors
of Natural Health Trends Corp.

The undersigned hereby appoints Chris T. Sharng and Timothy S. Davidson, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Natural Health Trends Corp. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 10, 2018 or any adjournment thereof, with all powers which the undersigned would possess if present at the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be signed on reverse side)